As filed with the Securities and Exchange Commission on May 12, 2021

Registration Statement No. 333-188634

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	13-2592361 (IRS Employer identification No.)

175 Water Street, New York, New York 10038
(Address, including zip code, of principal executive offices)

American International Group, Inc. 2013 Omnibus Incentive Plan
(Full title of the plan)

Rose Marie Glazer, Esq.
Senior Vice President, Corporate Secretary and Deputy General Counsel
175 Water Street
New York, New York 10038
(212) 770-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Marc Trevino, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

American International Group, Inc., a Delaware corporation (AIG), is filing with the Securities and Exchange Commission (the Commission) this Post-Effective Amendment No. 1 (this Amendment) to deregister certain securities originally registered by AIG pursuant to its Registration Statement on Form S-8 (File No. 333-188634) filed and effective May 15, 2013 (the May 2013 Registration Statement), with respect to 52,000,000 shares of AIG common stock, par value $2.50 per share (the Common Stock), registered for offer and sale pursuant to the American International Group, Inc. 2013 Stock Incentive Plan (the 2013 Plan).

On May 12, 2021, AIG’s shareholders approved the American International Group, Inc. 2021 Omnibus Incentive Plan (the 2021 Plan), which replaces the 2013 Plan for all awards of Common Stock granted on or after May 12, 2021, the effective date of the 2021 Plan (the Effective Date). No future grants of awards of Common Stock will be made under the 2013 Plan. Additionally, pursuant to the 2021 Plan, the number of authorized shares of Common Stock remaining available for issuance under the 2013 Plan at the Effective Date, plus the number of shares of Common Stock relating to awards under the 2013 Plan outstanding at the Effective Date that subsequently are forfeited, expire, terminate or otherwise lapse or are settled for cash (in whole or in part), are to be included in the shares of Common Stock available for issuance under the 2021 Plan. Shares of Common Stock that were previously available for issuance under the 2013 Plan but that, as of the Effective Date, will be available for issuance under the 2021 Plan are herein referred to as the “Carryover Shares.”

Consequently, in accordance with General Instruction E to Form S-8:

1.       Pursuant to this Amendment, the May 2013 Registration Statement is being amended on a post-effective basis to deregister the 15,890,667 shares of Common Stock that comprise all the Carryover Shares available for issuance under the 2021 Plan and to describe the transfer of the Carryover Shares from the 2013 Plan to the 2021 Plan;

2.       The Carryover Shares will be included in the New Registration Statement (as defined below); and

3.       Contemporaneously with the filing of this Amendment, AIG is filing a Registration Statement on Form S-8 (the New Registration Statement) to register the offer and sale under the 2021 Plan of 23,990,667 shares of Common Stock, comprising (i) 8,100,000 newly registered shares, plus (ii) 15,890,667 Carryover Shares.

The May 2013 Registration Statement will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to outstanding awards under the 2013 Plan. However, upon the forfeiture, expiration, termination, lapse or cash settlement (in whole or in part), of awards granted under the 2013 Plan, the Common Stock underlying such awards will become available for issuance under the 2021 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective No. 1 to the Registration Statement (File No. 333-188634) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of May, 2021.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Mark D. Lyons
Name: Mark D. Lyons
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Peter S. Zaffino	President, Chief Executive Officer and Director	May 12, 2021
(Peter S. Zaffino)	(Principal Executive Officer)

/s/ Mark D. Lyons	Executive Vice President and Chief Financial Officer	May 12, 2021
(Mark D. Lyons)	(Principal Financial Officer)

/s/ Elias F. Habayeb	Senior Vice President, Deputy Chief Financial Officer and Chief Accounting Officer, AIG and Chief Financial Officer, General Insurance	May 12, 2021
(Elias F. Habayeb)	(Principal Accounting Officer)

/s/ Brian Duperreault	Director	May 12, 2021
(Brian Duperreault)

/s/ James Cole, Jr.	Director	May 12, 2021
(James Cole, Jr.)

/s/ W. Don Cornwell	Director	May 12, 2021
(W. Don Cornwell)

/s/ John H. Fitzpatrick	Director	May 12, 2021
(John H. Fitzpatrick)

/s/ William G. Jurgensen	Director	May 12, 2021
(William G. Jurgensen)

/s/ Christopher S. Lynch	Director	May 12, 2021
(Christopher S. Lynch)

/s/ Linda A. Mills	Director	May 12, 2021
(Linda A. Mills)

Signature	Title	Date

/s/ Thomas F. Motamed	Director	May 12, 2021
(Thomas F. Motamed)

/s/ Peter R. Porrino	Director	May 12, 2021
(Peter R. Porrino)

/s/ Amy L. Schioldager	Director	May 12, 2021
(Amy L. Schioldager)

/s/ Douglas M. Steenland	Director	May 12, 2021
(Douglas M. Steenland)

/s/ Therese M. Vaughan	Director	May 12, 2021
(Therese M. Vaughan)